Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

FOR THE WESTERN DISTRICT OF VIRGINIA

LYNCHBURG DIVISION

In re	)	Chapter 11
)
Luna Innovations Incorporated and	)	Case Nos.	09- ( )
Luna Technologies, Inc. [1]	)		09- ( )
)
Debtors.	)	Jointly Administered

JOINT PLAN OF REORGANIZATION OF LUNA

INNOVATIONS INCORPORATED AND LUNA

TECHNOLOGIES, INC.

LAURA DAVIS JONES (DE BAR NO. 2436)

DAVID M. BERTENTHAL (CA BAR NO. 167624)

HENRY C. KEVANE (CA BAR NO. 125757)

PACHULSKI, STANG, ZIEHL & JONES LLP

150 CALIFORNIA STREET, 15TH FLOOR

SAN FRANCISCO, CA 94111

TELEPHONE: 415-263-7000

A. CARTER MAGEE, JR., ESQ. MAGEE, FOSTER, GOLDSTEIN & SAYERS, P.C. 310 FIRST STREET, S.W., SUITE 1200 ROANOKE, VIRGINIA 24011 TELEPHONE: 540-343-9800

COUNSEL TO THE DEBTORS, PROPONENTS OF THE PLAN

DATED: JULY 17, 2009

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The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Luna Innovations Incorporated (0050), and Luna Technologies, Inc. (0845). The address for both Debtors is 1 Riverside Circle, Suite 400, Roanoke, VA 24016.

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1.32	Effective Date	4

1.33	Employee Benefit Programs	4

1.34	Estates	4

1.35	Final Order	4

1.36	Hansen	4

1.37	Hansen Claims	4

1.38	Hansen Claims Determination	4

1.39	Hansen Litigation	4

1.40	Interests	5

1.41	Lien	5

1.42	Litigation Claim	5

1.43	LTI	5

1.44	LTI Assets	5

1.45	LTI Available Assets	5

1.46	LTI Director	5

1.47	LTI Interests	5

1.48	LTI Officer	5

1.49	Luna	5

1.50	Luna Assets	5

1.51	Luna Available Assets	5

1.52	Luna Directors	5

1.53	Luna Equity Security	5

1.54	Luna Incentive Plans	5

1.55	Luna Interests	5

1.56	Luna Officers	5

1.57	Notice Procedures	6

1.58	Permitted Employee Payments	6

1.59	Person	6

1.60	Petition Date(s)	6

1.61	Plan	6

1.62	Plan Assets	6

1.63	Plan Interest Rate	6

1.64	Plan Payments	6

1.65	Plan Supplement	6

1.66	Preference Actions	6

1.67	Priority Employee Claim		6

1.68	Priority Tax Claim		6

1.69	Proceeds		7

1.70	Professional		7

1.71	Professional Fees		7

1.72	Professional Fees Bar Date		7

1.73	Proponents		7

1.74	Rejection Claim Bar Date		7

1.75	Reorganized Debtors		7

1.76	Reorganized Debtor Expenses		7

1.77	Reorganized LTI		7

1.78	Reorganized Luna		7

1.79	Retained Claims and Defenses		7

1.80	Schedules		7

1.81	Secured Claim		8

1.82	Unsecured Claim		8

1.83	Unsecured Deficiency Claim		8

ARTICLE 2 TREATMENT OF UNCLASSIFIED CLAIMS			8

2.1	Unclassified Claims		8

2.2	Administrative Claims		8

	2.2.1	Generally	8

	2.2.2	Administrative Claim Bar Date	8

	2.2.3	Plan Payments	8

2.3	Allowed Priority Tax Claims		8

2.4	Claims for Professional Fees		9

ARTICLE 3 CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS			9

3.1	Summary of Classification		9

3.2	Specific Classification		10

	3.2.1	Class 1 – Priority Employee Claims	10

	3.2.2	Class 2 – Miscellaneous Secured Claims	10

	3.2.3	Class 3 – Carilion Claims	10

	3.2.4	Class 4 – Unsecured Claims	10

	3.2.5	Class 5 – Litigation Claims	10

	3.2.6	Class 6 – Interests	10

ARTICLE 4 TREATMENT OF CLAIMS AND EQUITY INTERESTS			10

4.1	Class 1 – Priority Employee Claims		10

	4.1.1	Impairment and Voting	10

	4.1.2	Treatment	10

4.2	Class 2 – Miscellaneous Secured Claims		10

	4.2.1	Impairment and Voting	10

	4.2.2	Alternative Treatment	11

		(a) Reinstatement	11

		(b) Abandonment or Surrender	11

		(c) Cash Payment	11

	4.2.3	Unsecured Deficiency Claim	11

4.3	Class 3 – Carilion Claims		11

	4.3.1	Impairment and Voting	11

	4.3.2	Treatment	11

4.4	Class 4 – Unsecured Claims		11

	4.4.1	Impairment and Voting	11

	4.4.2	Treatment	11

4.5	Class 5 – Litigation Claims		11

	4.5.1	Impairment and Voting	12

	4.5.2	Treatment	12

4.6	Class 6 – Interests		12

	4.6.1	Impairment and Voting	12

	4.6.2	Treatment	12

4.7	Nonconsensual Confirmation		12

ARTICLE 5 IMPLEMENTATION OF THE PLAN			12

5.1	Retention of Property of the Estates		12

	5.1.1	Revesting of Luna Assets	12

	5.1.2	Revesting of LTI Assets	12

	5.1.3	Continued Corporate Existence	13

	5.1.4	No Substantive Consolidation	13

5.2	Postconfirmation Operations of the Debtors		13

	5.2.1	Continued Business of Luna and LTI	13

	5.2.2	Amendment of Charters	13

	5.2.3	Payment of Reorganized Debtor Expenses	13

	5.2.4	Creditors’ Committee	13

	5.2.5	Management of Luna	13

	5.2.6	Management of LTI	14

5.3	Determination of Hansen Claims		14

	5.3.1	Estimation, Allowance or Disallowance of Hansen Claims	14

	5.3.2	Effect of Hansen Claims Determination	14

5.4	Retained Claims and Defenses		15

	5.4.1	Retention	15

	5.4.2	Investigation and Enforcement	15

	5.4.3	Preference Actions Deemed Waived	15

5.5	Distributions		15

	5.5.1	Reserves for Disputed Claims	15

	5.5.2	Full and Final Satisfaction	15

	5.5.3	Source of Funds for Distributions	15

	5.5.4	Distribution Procedures	15

	5.5.5	Disbursing Agent	16

	5.5.6	Disputed Claims	16

	5.5.7	Unclaimed Distributions	16

	5.5.8	Setoff	16

	5.5.9	Taxes	17

	5.5.10	De Minimis Distributions	17

ARTICLE 6 EXECUTORY CONTRACTS AND UNEXPIRED LEASES			17

6.1	Assumption		17

6.2	Rejection		17

6.3	Assumption Obligations		17

6.4	Effect of Confirmation Order		17

6.5	Post-Petition Agreements		18

6.6	Insurance of Debtors		18

6.7	Employee Benefit Programs		18

6.8	Luna Incentive Plans		18

6.9	Survival of Indemnification Obligations		18

ARTICLE 7 CONDITIONS PRECEDENT			19

7.1	Conditions to Confirmation		19

7.2	Conditions to Effectiveness		19

7.3	Waiver of Conditions		19

ARTICLE 8 EFFECTS OF CONFIRMATION			19

8.1	Binding Effect		19

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8.2	Property Revests Free and Clear		20

8.3	Discharge		20

8.4	Limitation of Liability		20

8.5	Exoneration		20

8.6	Releases		21

	8.6.1	Debtors’ Release of Agents	21

	8.6.2	Mutual, General Release	21

	8.6.3	Creditor’s Release	21

ARTICLE 9 RETENTION OF JURISDICTION			21

ARTICLE 10 AMENDMENT AND WITHDRAWAL OF PLAN			23

10.1	Amendment of the Plan		23

10.2	Revocation or Withdrawal of the Plan		23

ARTICLE 11 MISCELLANEOUS			23

11.1	Effectuating Documents; Further Transactions; Timing		23

11.2	Exemption From Transfer Taxes		23

11.3	Governing Law		24

11.4	Modification of Payment Terms		24

11.5	Authority of Luna or Reorganized Luna Under Plan		24

11.6	Provisions Enforceable		24

11.7	Quarterly Fees to the United States Trustee		24

11.8	Method of Payment		24

11.9	Notice of Confirmation		24

11.10	Severability of Plan Provisions		24

11.11	Successors and Assigns		25

11.12	Notices		25

	11.12.1 Notice to Claim and Interest Holders		25

	11.12.2 Post Confirmation Notices		25

	11.12.3 Notice Procedures		25

11.13	Incorporation by Reference		26

11.14	Computation of Time		26

11.15	Conflict of Terms		26

The above-captioned debtors (the “Debtors”) jointly propose the following plan of reorganization under Section 1121(a) of the Bankruptcy Code for the resolution of the Debtors’ outstanding Claims and Interests. All Creditors and other parties-in-interest should refer to the Disclosure Statement for a discussion of each Debtor’s history, business, properties, results of operations, events leading up to the contemplated restructuring and for a summary and analysis of the Plan and certain related matters. All holders of Claims against, and Interests in, either of the Debtors are encouraged to read the Plan, the Disclosure Statement and the related solicitation materials in their entirety before voting to accept or reject the Plan.

Subject to the restrictions on modifications set forth in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, and those restrictions on modifications set forth in Section 10.1 of this Plan, the Proponents expressly reserve the right to alter, amend or modify the Plan one or more times before its substantial consummation.

ARTICLE 1

DEFINITIONS AND RULES OF INTERPRETATION

For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined herein have the meanings ascribed to them in Article 1 of the Plan. Any term used in the Plan that is not defined herein but is defined in the Bankruptcy Code or the Bankruptcy Rules retains the meaning specified for such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable. Whenever the context requires, such terms include the plural as well as the singular, the masculine gender includes the feminine gender, and the feminine gender includes the masculine gender.

As used in this Plan, the following terms have the meanings specified below:

1.1 Administrative Claim. A Claim for an expense of administration of the Chapter 11 Cases that is Allowed under Section 503(b) of the Bankruptcy Code and entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including, without limitation: (a) actual and necessary costs and expenses incurred in the ordinary course of the Debtors’ businesses; (b) actual and necessary costs and expenses of preserving the Estates or administering the Chapter 11 Cases, and (c) all Professional Fees to the extent Allowed by Final Order under Sections 330, 331, or 503 of the Bankruptcy Code. For purposes of this Plan, Administrative Claims shall also include (i) Plan Payments, if any, (ii) Assumption Obligations, if any, and (iii) fees payable under 28 U.S.C. § 1930.

1.2 Administrative Claim Bar Date. [Date], the last date established under the Disclosure Statement Order by which certain entities asserting an administrative expense against either of the Debtors (except with respect to Professional Fees) must have filed a request for payment with the Bankruptcy Court under Section 503(a) of the Bankruptcy Code, or be forever barred from asserting an administrative expense against the Debtors and/or sharing in any distribution under the Plan.

1.3 Agent. Any shareholder, director, officer, employee, partner, member, agent, attorney, accountant, advisor or other representative of any person or entity (solely in their respective capacities as such, and not in any other capacity)

1.4 Allowed. With respect to any Claim against, or Interest in, the Debtors: (a) proof of which, request for payment of which, or application for allowance of which, was filed on or before the Bar Date, Administrative Claim Bar Date, Rejection Claim Bar Date or Professional Fee Bar Date, as

applicable, for filing proofs of Claim or Interest or requests for payment for Claims of such type against the Debtors; (b) if no proof of Claim or Interest is filed, which has been or is listed by the Debtors in the Schedules as liquidated in amount and not disputed or contingent; or (c) a Claim or Interest that is allowed in any contract, instrument, indenture, or other agreement entered into in connection with the Plan; unless, in any case, such Claim or Interest is Disputed. The term “Allowed,” when used to modify a reference in the Plan to any Claim, Interest, Class of Claims or Class of Interests, means a Claim or Interest (or any Claim or Interest in any such Class) that is so allowed. The term “Allowed Claim,” will not, for purposes of computing distributions under the Plan, include interest on such claim from and after the respective Petition Dates, other than as permitted under Section 506(b) of the Bankruptcy Code, provided that, the holders of Allowed Class 4 and Class 5 Claims shall be entitled to an additional distribution of interest on account of such claims as provided in Sections 4.4 and 4.5 of the Plan.

1.5 Assumption Obligations. Any undisputed monetary amounts payable to the non-debtor party to any executory contract or unexpired lease, pursuant to Section 365(b)(1) of the Bankruptcy Code, as a condition to the assumption of such contract or lease.

1.6 Bankruptcy Code. Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time and as applicable to the Chapter 11 Cases.

1.7 Bankruptcy Court. The United States Bankruptcy Court for the Western District of Virginia having jurisdiction over the Chapter 11 Cases and, to the extent of any reference under 28 U.S.C. § 157, the unit of such District Court under 28 U.S.C. § 151.

1.8 Bankruptcy Rules. Collectively, the Federal Rules of Bankruptcy Procedure as promulgated under 28 U.S.C. § 2075 and any Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases.

1.9 Bar Date(s). [Date], which is the date fixed by the Bankruptcy Court by which all Persons (except governmental units or holders of Claims that appear in the Schedules and are not scheduled as disputed, contingent or unliquidated) asserting a Claim against such Debtors (except Administrative Claims) must file a proof of claim or be forever barred from asserting a Claim against such Debtors or their property, from voting on the Plan, and sharing in distributions under the Plan.

1.10 Business Day. Any day other than a Saturday, Sunday, or legal holiday, as defined in Bankruptcy Rule 9006(a).

1.11 Carilion. Carilion Clinic, formerly known as Carilion Health System, a Virginia non-profit, non-stock corporation.

1.12 Carilion Claims. The Claims of Carilion under the Carilion Notes.

1.13 Carilion Notes. The Senior Convertible Promissory Notes in the aggregate principal amount of $5 million issued by Carilion to Luna on or about December 30, 2005, and maturing on December 31, 2012.

1.14 Cash. Cash and cash equivalents including checks drawn on a bank insured by the Federal Deposit Insurance Corporation, certified checks, money orders, negotiable instruments, and wire transfers of immediately available funds.

1.15 Chapter 11 Case(s). The case(s) under Chapter 11 of the Bankruptcy Code in which each Debtor is a debtor and debtor-in-possession pending before the Bankruptcy Court.

1.16 Charter. The articles or certificate of incorporation and the by-laws of a company, and any amendments to the foregoing.

1.17 Claim. A claim against a Person or its property as defined in Section 101(5) of the Bankruptcy Code, including, without limitation: (a) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, arising at any time before the Effective Date; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

1.18 Class. A category of holders of Claims or Interests which are substantially similar in nature to the Claims or Interests of other holders placed in such category, as designated in Article 3 of this Plan.

1.19 Committee. The Official Committee of Unsecured Creditors, appointed by the United States Trustee in the Chapter 11 Cases in accordance with Section 1102(a)(1) of the Bankruptcy Code, as it may be reconstituted from time to time.

1.20 Confirmation. Entry of the Confirmation Order.

1.21 Confirmation Date. The date on which the Bankruptcy Court enters the Confirmation Order.

1.22 Confirmation Hearing. The hearing or hearings held by the Bankruptcy Court to consider confirmation of the Plan under Section 1129 of the Bankruptcy Code, as such hearing may be adjourned from time to time.

1.23 Confirmation Order. The order of the Bankruptcy Court confirming the Plan in accordance with the Bankruptcy Code.

1.24 Contingent Claim. Any Claim for which a proof of Claim has been filed with the Bankruptcy Court which (a) has not accrued and is dependent on a future event that has not occurred and may never occur, and (b) has not been Allowed on or before the Confirmation Date, or such other date as the Bankruptcy Court may establish.

1.25 Creditor. Has the meaning set forth in Section 101(10) of the Bankruptcy Code.

1.26 Debtors. Collectively, Luna and LTI.

1.27 Disbursing Agent. (i) Reorganized Luna, and (ii) such other person or persons designated to act as, or assist, the disbursing agent under the Plan for the purpose of making the Distributions required under the Plan.

1.28 Disclosure Statement. The disclosure statement relating to the Plan including, without limitation, all exhibits and schedules to such disclosure statement, in the form approved by the Bankruptcy Court under Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017.

1.29 Disclosure Statement Order. The [Order (1) Approving Disclosure Statement, and (2) Establishing (a) Transmittal, Voting and Confirmation Procedures, and (b) Administrative Claim Bar Date], entered by the Bankruptcy Court on [Date].

1.30 Disputed. With respect to Claims, any Claim: (a) that is listed in the Schedules as unliquidated, disputed, or contingent and for which no proof of claim has been filed by the creditor; (b) as to which the Debtor or any other proper party-in-interest has interposed a timely objection or request for estimation, or has sought to equitably subordinate or otherwise limit recovery in accordance with the Bankruptcy Code and the Bankruptcy Rules, or which is otherwise disputed by the Debtor in accordance with applicable law, and such objection, request for estimation, action to limit recovery or dispute has not been withdrawn or determined by a Final Order; or (c) that is a Contingent Claim. The term “Disputed,” when used to modify a reference in the Plan to any Claim, Interest, Class of Claims or Class of Interests, means a Claim or Interest (or any Claim or Interest in any such Class) that is so disputed.

1.31 Distribution. A payment of Cash to the holder of an Allowed Claim pursuant to the Plan.

1.32 Effective Date. The later of: (a) the first Business Day that is at least eleven days after the Confirmation Date and on which no stay of the Confirmation Order is in effect; and (b) the Business Day on which all of the conditions set forth in Section 7.2 of the Plan have been satisfied or waived.

1.33 Employee Benefit Programs. All health, dental, flexible medical payment, pension, welfare and retirement plans, and life and disability insurance policies, established by the Debtors for the benefit of their employees, whether or not such plans or programs were or had been terminated according to their terms before the pertinent Petition Date or during the Chapter 11 Cases.

1.34 Estates. The estates for the Debtors created in the Chapter 11 Cases in accordance with Section 541 of the Bankruptcy Code or otherwise.

1.35 Final Order. An order or judgment of the Bankruptcy Court: (a) as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired; or (b) as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing is pending; or (c) as to which any right to appeal, petition for certiorari, reargue, or rehear has been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtor; or (d) if an appeal, writ of certiorari, or reargument or rehearing has been sought, as to which the highest court to which such order was appealed, or certiorari, reargument or rehearing has determined such appeal, writ of certiorari, reargument, or rehearing, or has denied such appeal, writ of certiorari, reargument, or rehearing, and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing has expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order does not prevent such order from being a Final Order.

1.36 Hansen. Hansen Medical, Inc., a Delaware corporation.

1.37 Hansen Claims. The Claims of Hansen under the Hansen Litigation.

1.38 Hansen Claims Determination. The entry of an order or orders by the Bankruptcy Court, which may include the Confirmation Order, (i) estimating or otherwise establishing the Hansen Claims for purpose of allowance pursuant to Section 502(c) of the Bankruptcy Code, and/or (ii) fixing and Allowing the Hansen Claims pursuant to Section 502(b) of the Bankruptcy Code.

1.39 Hansen Litigation. That certain complaint filed on or about June 22, 2007, in the Superior Court of the State of California, County of Santa Clara, as amended on or about March 18, 2008, titled Hansen Medical, Inc. v. Luna Innovations Incorporated and Does 1-10, Case No. 107CV088551.

1.40 Interests. All Luna Interests and LTI Interests.

1.41 Lien. A lien as defined in Section 101(37) of the Bankruptcy Code, but not including a lien that has been avoided in accordance with Sections 544, 545, 546, 547, 548, 553, or 549 of the Bankruptcy Code.

1.42 Litigation Claim. (i) The Hansen Claims, and (ii) any Contingent or unliquidated Claim against the Debtors that, as of the Petition Date, is the subject of a pending civil action or other judicial proceeding.

1.43 LTI. Luna Technologies, Inc., a Delaware corporation.

1.44 LTI Assets. All of the property of the Estate of LTI under Section 541 of the Bankruptcy Code including.

1.45 LTI Available Assets. All readily available Cash from the LTI Assets as of the Effective Date.

1.46 LTI Director. The following member of the board of directors of LTI: Kent A. Murphy, Ph.D.

1.47 LTI Interests. The rights of Luna, as the owner and holder of 100% of the issued and outstanding equity securities of LTI.

1.48 LTI Officer. Kent A. Murphy, Ph.D., in his capacity as Chief Executive Officer of LTI.

1.49 Luna. Luna Innovations Incorporated, a Delaware corporation.

1.50 Luna Assets. All of the property of the Estate of Luna under Section 541 of the Bankruptcy Code.

1.51 Luna Available Assets. All readily available Cash from the Luna Assets as of the Effective Date.

1.52 Luna Directors. The following members of the board of directors of Luna: Kent A. Murphy, Ph.D., Edward G. Murphy, M.D., N. Leigh Anderson, Ph.D., Michael A. Daniels, Bobbie G. Kilberg, and Richard W. Roedel.

1.53 Luna Equity Security. (i) Any share of common or preferred stock of Luna issued and outstanding as of the Petition Date, and (ii) any unexpired and enforceable right, put, award, option or warrant, whether under one or more contracts or plans in existence on the Petition Date of the Chapter 11 Case of Luna (including the Luna Incentive Plans), to purchase, sell, grant or otherwise transfer any such shares.

1.54 Luna Incentive Plans. The (i) Luna Innovations Incorporated 2003 Stock Plan, (ii) 2006 Equity Incentive Plan, (iii) 2008 Senior Management Bonus Plan, (iv) Non-Employee Directors’ Deferred Compensation Plan and (v) 2009 Senior Management Incentive Compensation Plan.

1.55 Luna Interests. The rights of an owner and holder of a Luna Equity Security.

1.56 Luna Officers. (i) Kent A. Murphy, Ph.D., in his capacity as President and Chief Executive Officer of Luna, (ii) Dale E. Messick, in his capacity as Chief Financial Officer of Luna, (iii) Mark E. Froggat, Ph.D., in his capacity as Chief Technology Officer of Luna, (iv) Scott A. Graeff,, in his

capacity as Chief Operating Officer and Treasurer of Luna, (v) Talfourd H. Kemper, Jr., in his capacity as Vice President, General Counsel and Secretary of Luna, and (vi) Robert P. Lenk, Ph.D., in his capacity as President of the nanoWorks division of Luna.

1.57 Notice Procedures. Those procedures governing notice of certain post-Confirmation matters set forth in Section 11.12.3 of the Plan.

1.58 Permitted Employee Payments. All amounts paid by the Debtors during the Chapter 11 Cases on account of Claims arising prior to the Petition Date in the amounts and according to the conditions set forth in the Order Authorizing the Debtors to: (I) Pay Prepetition Wages and Salaries; (II) Remit Withholding Obligations; (III) Maintain Certain Employee Benefits Programs and Pay Related Administrative Obligations; and (IV) Authorize Applicable Banks and Other Financial Institutions to Receive, Process, Honor and Pay Certain Checks Presented for Payment and Honor Certain Fund Transfer Requests entered by the Bankruptcy Court on July [    ], 2009.

1.59 Person. Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated association or organization, or other “person” as defined in Bankruptcy Code § 101, as well as any governmental agency, governmental unit or associated political subdivision.

1.60 Petition Date(s). July 17, 2009.

1.61 Plan. This Chapter 11 plan of reorganization, either in its present form or as it may be amended, supplemented or modified from time to time, including all of its annexed exhibits and schedules.

1.62 Plan Assets. The aggregate amount of the (a) Luna Available Assets, (b) the LTI Available Assets and (c) if either of the foregoing is insufficient to make the Distributions to Creditors required by the Plan, the Luna Assets and the LTI Assets.

1.63 Plan Interest Rate. The greater of (a) the federal statutory rate of interest pursuant to 28 U.S.C. § 1961(a) as of the Petition Date, or (b) the rate of interest determined in accordance with the underlying agreement or the nonbankruptcy law applicable to a particular Claim.

1.64 Plan Payments. All amounts to be paid by the Debtors or by any person for services or expenses in or in connection with the Chapter 11 Cases or the Plan pursuant to Section 1129(a)(4) of the Bankruptcy Code.

1.65 Plan Supplement. The supplement to the Plan that will be filed with the Bankruptcy Court on or before ten (10) Business Days prior to the date of the Confirmation Hearing, or such other date as the Bankruptcy Court may determine. The Plan Supplement is incorporated into the Plan as if fully set forth in the Plan.

1.66 Preference Actions. Avoidance actions under Sections 547 and 550 of the Bankruptcy Code, whether or not such actions seek an affirmative recovery or are raised as a defense to or offset against the allowance of a Claim.

1.67 Priority Employee Claim. Any Claim (or portion of such Claim) entitled to priority under Sections 507(a)(4) and (a)(5) of the Bankruptcy Code.

1.68 Priority Tax Claim. Any Claim (or portion of such Claim) of a governmental unit entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

1.69 Proceeds. All Cash, interest, profits, dividends, proceeds, products, and rents earned, accrued, collected, derived, received or recovered on account of the liquidation, sale, transfer, enforcement or other disposition of property, including all “proceeds” as defined under Article 9 of the Uniform Commercial Code of the Commonwealth of Virginia.

1.70 Professional. Any Person (a) employed in accordance with an order of the Bankruptcy Court under Sections 327 or 1103 of the Bankruptcy Code and to be compensated for services under Sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court under Section 503(b) of the Bankruptcy Code.

1.71 Professional Fees. Any claim by a Professional for compensation for services rendered and reimbursement for expenses submitted in accordance with Sections 330, 331, or 503(b) of the Bankruptcy Code.

1.72 Professional Fees Bar Date. The date fixed under the Confirmation Order, approximately sixty (60) days following the Effective Date, by which any Professional seeking an award of Professional Fees must have filed an application with the Bankruptcy Court under Section 330(a) of the Bankruptcy Code, or be forever barred from an award of Professional Fees against the Debtors and/or sharing in any distribution under the Plan.

1.73 Proponents. Collectively, the Debtors.

1.74 Rejection Claim Bar Date. The date fixed under the Confirmation Order, approximately thirty (30) days following the Effective Date, by which any Person asserting a Claim for damages arising from the rejection of an executory contract or unexpired lease under this Plan must have filed a proof of Claim with the Bankruptcy Court under Section 502(g) of the Bankruptcy Code, or be forever barred from asserting such Claim against the Debtors and/or sharing in any distribution under the Plan.

1.75 Reorganized Debtors. Collectively, Reorganized Luna and Reorganized LTI.

1.76 Reorganized Debtor Expenses. The expenses incurred by the Reorganized Debtors, the Disbursing Agent or the Committee on and after the Effective Date (including the fees and costs of their attorneys and other professionals).

1.77 Reorganized LTI. LTI, as revested with the LTI Assets on the Effective Date.

1.78 Reorganized Luna. Luna, as revested with the Luna Assets on the Effective Date.

1.79 Retained Claims and Defenses. All claims, rights, interests, causes of action, defenses, counterclaims, cross-claims, third-party claims, or rights of offset, recoupment, subrogation or subordination held by the Debtors or their respective Estates, whether or not pending on the Effective Date of Confirmation, not otherwise released or settled pursuant to a Final Order entered before the Effective Date.

1.80 Schedules. The schedules of assets and liabilities, the list of holders of Interests, and the statements of financial affairs filed by the Debtors on [Date], under Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such schedules, lists, and statements may have been or may be supplemented or amended from time to time.

1.81 Secured Claim. Any Claim secured by a valid, perfected and enforceable Lien that is not subject to avoidance under bankruptcy or non-bankruptcy law, equal to the value, as determined by the Bankruptcy Court pursuant to Sections 506(a) and 1129(b) of the Bankruptcy Code and Bankruptcy Rule 3012, of (i) the interest of the holder of such Claim in the property of the Debtors securing such Claim, or (ii) the amount subject to setoff under Section 553 of the Bankruptcy Code.

1.82 Unsecured Claim. Any Claim that is not (i) an Administrative Claim, (ii) a Secured Claim, (iii) a Priority Employee Claim, (iv) a Priority Tax Claim, or (v) a Litigation Claim.

1.83 Unsecured Deficiency Claim. Any Claim by a Person holding a Secured Claim to the extent the value of such Creditor’s collateral, as determined in accordance with Section 506(a) of the Bankruptcy Code, is less than the Allowed amount of such Creditor’s Secured Claim as of the Petition Date, after taking into account any election made pursuant to Section 1111(b) of the Bankruptcy Code.

ARTICLE 2

TREATMENT OF UNCLASSIFIED CLAIMS

2.1 Unclassified Claims. As provided in Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims against the Debtors are not classified for purposes of voting on, or receiving distributions under, the Plan. Holders of such Claims are not entitled to vote on the Plan. All such Claims are instead treated separately in accordance with this Article 2 and in accordance with the requirements set forth in Section 1129(a)(9)(A) of the Bankruptcy Code.

2.2 Administrative Claims.

2.2.1 Generally. Each Administrative Claim shall, unless the holder of such Claim shall have agreed to different treatment of such Claim, be paid in full in Cash by the Reorganized Debtors on the latest of: (a) the Effective Date, or as soon thereafter as practicable; (b) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (c) the tenth Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (d) such date as the holder of such Claim and the Reorganized Debtors may agree.

2.2.2 Administrative Claim Bar Date. All requests for payment of Administrative Claims must be filed by the Administrative Claim Bar Date or the holders thereof shall be forever barred from asserting such Administrative Claims against the Debtors or the Reorganized Debtors or from sharing in any distribution under the Plan. Holders of Administrative Claims based on liabilities incurred in the ordinary course of the Debtors’ business following the Petition Dates shall not be required to comply with the Administrative Claim Bar Date, provided that, (i) such holders have otherwise submitted an invoice, billing statement or other evidence of indebtedness to the Debtors in the ordinary course of business, and (ii) such Claims are not past due according to their terms.

2.2.3 Plan Payments. The Proponents are not currently aware of the existence of any Plan Payments that are not otherwise subject to disclosure and approval by the Bankruptcy Court (e.g., Professional Fees) or were otherwise approved by order of the Bankruptcy Court.

2.3 Allowed Priority Tax Claims. Each Allowed Priority Tax Claim shall, unless the holder of such Claim shall have agreed to different treatment of such Claim, (i) be paid in full in Cash, without interest, by the Reorganized Debtors on the latest of: (a) the Effective Date, or as soon thereafter as practicable; (b) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (c) the tenth Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (d) such date as the holder of such Claim and the Reorganized Debtors may agree, or (ii) receive deferred cash payments to the extent permitted by Section 1129(a)(9) of the Bankruptcy Code with interest on the unpaid portion of such Claim at the statutory rate under applicable nonbankruptcy law or at a rate to be agreed upon by the Reorganized Debtors and the appropriate governmental unit or, if they are unable to agree, to be determined by the Bankruptcy Court; provided, however, that the Reorganized Debtors may prepay any or all such Claims at any time, without premium or penalty. For the purpose of option (ii), the payment of each Allowed Priority Tax Claim shall be made in equal quarterly installments with the first installment due on the latest of: (i) the first Business Day following the end of the first full calendar quarter following the Effective Date, (ii) the first Business Day following the end of the first full calendar quarter following the date an order allowing such claim becomes a Final Order, and (iii) such other time or times as may be agreed with the holder of such claim. Each installment shall include simple interest on the unpaid balance of the Allowed Priority Tax Claim, without penalty of any kind, at the non-default rate of interest prescribed, agreed or determined under option (ii).

2.4 Claims for Professional Fees. Each Professional seeking an award by the Bankruptcy Court of Professional Fees: (a) must file its final application for allowance of compensation for services rendered and reimbursement of expenses incurred through the Effective Date on or before the Professional Fees Bar Date; and (b) if the Bankruptcy Court grants such an award, each such Person will be paid in full in Cash in such amounts as are allowed by the Bankruptcy Court as soon thereafter as practicable. All final applications for allowance and disbursement of Professional Fees must be in compliance with all of the terms and provisions of any applicable order of the Bankruptcy Court, including the Confirmation Order. The fees and expenses of Professionals incurred on and after the Effective Date shall be Reorganized Debtor Expenses payable according to Section 5.2.3 of the Plan.

ARTICLE 3

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

3.1 Summary of Classification. In accordance with Section 1123(a)(1) of the Bankruptcy Code, all Claims of Creditors (except those Claims receiving treatment as set forth in Article 2) and holders of Interests are placed in the Classes described below for all purposes, including voting on, confirmation of, and distribution under, the Plan:

Class 1	Priority Employee Claims	Impaired, entitled to vote

Class 2	Miscellaneous Secured Claims (each secured creditor in a separate subclass identified as Class 2A, Class 2B, etc.)	Impaired, entitled to vote

Class 3	Carilion Claims	Unimpaired, deemed to accept

Class 4	Unsecured Claims	Unimpaired, deemed to accept

Class 5	Litigation Claims	Unimpaired, deemed to accept

Class 6	Interests	Unimpaired, deemed to accept

3.2 Specific Classification.

3.2.1 Class 1 – Priority Employee Claims. Class 1 consists of all Priority Employee Claims against the Debtors.

3.2.2 Class 2 – Miscellaneous Secured Claims. Class 2 consists of all Secured Claims against the Debtors, if any. Each holder of a Secured Claim is considered to be in its own separate subclass within Class 2, and each such subclass is deemed to be a separate Class for purposes of the Plan and is numbered Class 2A, Class 2B, etc.

3.2.3 Class 3 – Carilion Claims. Class 3 consists of the Carilion Claims.

3.2.4 Class 4 – Unsecured Claims. Class 4 consists of all Unsecured Claims against the Debtors.

3.2.5 Class 5 – Litigation Claims. Class 5 consists of all Litigation Claims against the Debtors.

3.2.6 Class 6 – Interests. Class 6 consists of all Interests.

ARTICLE 4

TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.1 Class 1 – Priority Employee Claims.

4.1.1 Impairment and Voting. Class 1 is impaired under the Plan and all holders of Priority Employee Claims are entitled to vote on the Plan.

4.1.2 Treatment. Each holder of an Allowed Priority Employee Claim shall, unless the holder of such Claim shall have agreed to different treatment of such Claim, receive a Cash payment by the Reorganized Debtors in an amount equal to the difference between (i) such Allowed Employee Priority Claim, and (ii) the amount of any Permitted Employee Payments made to the holder of such Claim, on the latest of: (a) the Effective Date, or as soon thereafter as practicable; (b) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (c) the tenth Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (d) such date as the holder of such Claim and the Reorganized Debtors may agree.

4.2 Class 2 – Miscellaneous Secured Claims.

4.2.1 Impairment and Voting. Class 2 is impaired under the Plan and all holders of Secured Claims are entitled to vote on the Plan. For purposes of voting and receiving distributions under the Plan, each holder of a Secured Claim in Class 2 is considered to be in its own separate subclass within Class 2, and each such subclass is deemed to be a separate Class for purposes of the Plan.

4.2.2 Alternative Treatment. On or before the date of a distribution to each holder of an Allowed Secured Claim in Class 2, each Debtor shall elect, in its discretion, one of the following alternative treatments for each such Allowed Secured Claim in a particular subclass:

(a) Reinstatement. Luna or LTI, as applicable, will leave unaltered the legal, equitable, and contractual rights constituting such Claim, including, without limitation, any Liens related thereto and, on the Effective Date, such Claim shall be reinstated and cured.

(b) Abandonment or Surrender. Luna or LTI, as applicable, will abandon or surrender to the holder of such Claim the property of the respective Estate securing such Allowed Secured Claim, in full satisfaction and release of such Claim.

(c) Cash Payment. Luna or LTI, as applicable, will pay to the holder of such Claim Cash equal to the amount of such Claim, or such lesser amount to which the holder of such Claim and the applicable Debtor shall agree, in full satisfaction and release of such Claim.

4.2.3 Unsecured Deficiency Claim. Any Unsecured Deficiency Claim asserted by a holder of an Allowed Secured Claim in Class 2 shall be filed with the Bankruptcy Court within thirty (30) days following the date of the surrender or abandonment of such Creditor’s property or the Distribution to such Creditor. Any such Allowed Unsecured Deficiency Claim shall be treated in accordance with Section 4.4 of the Plan.

4.3 Class 3 – Carilion Claims.

4.3.1 Impairment and Voting. Class 3 is not impaired under the Plan. Holders of the Carilion Claims are deemed to have accepted the Plan under Section 1126(f) of the Bankruptcy Code and are not entitled to vote on the Plan.

4.3.2 Treatment. The Plan shall leave unaltered the legal, equitable, and contractual rights constituting the Carilion Claims. On the Effective Date, the Carilion Notes shall be reinstated and the Reorganized Debtor shall cure and satisfy such Claims in full by the payment, in Cash, on or as soon as practicable following the Effective Date, of (a) accrued interest at the non-default rate established under the Carilion Notes, plus (b) any reasonable fees, costs or charges provided for under the Carilion Notes.

4.4 Class 4 – Unsecured Claims.

4.4.1 Impairment and Voting. Class 4 is not impaired under the Plan. Holders of Unsecured Claims are deemed to have accepted the Plan under Section 1126(f) of the Bankruptcy Code and are not entitled to vote on the Plan.

4.4.2 Treatment. Except to the extent that a holder of an Allowed Unsecured Claim shall have otherwise agreed with the Debtor(s) in writing, each holder of an Allowed Unsecured Claim shall receive, in exchange for and in full and final satisfaction of such Claim, a Cash payment equal to the sum of (a) 100% of the amount of such Claim, and (b) interest at the Plan Interest Rate from the Petition Date through the date of Distribution on such Claim or portion thereof.

4.5 Class 5 – Litigation Claims.

4.5.1 Impairment and Voting. Class 5 is not impaired under the Plan. Holders of Litigation Claims are deemed to have accepted the Plan under Section 1126(f) of the Bankruptcy Code and are not entitled to vote on the Plan.

4.5.2 Treatment. Except to the extent that a holder of an Allowed Litigation Claim shall have otherwise agreed with the Debtor(s) in writing, each holder of an Allowed Litigation Claim shall receive, in exchange for and in full and final satisfaction of such Claim, a Cash payment equal to the sum of (a) 100% of the amount of such Claim, and (b) interest at the Plan Interest Rate from the Petition Date through the date of Distribution on such Claim or portion thereof.

4.6 Class 6 – Interests.

4.6.1 Impairment and Voting. Class 6 is not impaired under the Plan. Holders of Interests are deemed to have accepted the Plan under Section 1126(f) of the Bankruptcy Code and are not entitled to vote on the Plan.

4.6.2 Treatment. Each holder of an Interest shall retain unaltered the legal, equitable and contractual rights to which such interests entitle such holder and such interests shall be fully reinstated and retained.

4.7 Nonconsensual Confirmation.

The Proponents hereby request confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code on the basis that the Plan is fair and equitable as to the holders of Class 1 and Class 2 Claims. In the event that any other impaired Class of Claims does not accept the Plan in accordance with Sections 1126 and 1129(a)(8) of the Bankruptcy Code, the Proponents hereby reserve the right to (i) request that the Bankruptcy Court confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code on the basis that the Plan is fair and equitable as to the holders of Claims in any such Class, or (ii) amend or modify the Plan in accordance with its terms or as otherwise permitted.

ARTICLE 5

IMPLEMENTATION OF THE PLAN

The Plan shall be implemented on the Effective Date. In addition to the provisions set forth elsewhere in this Plan regarding means of execution, the following shall constitute the principal means for the implementation of the Plan.

5.1 Retention of Property of the Estates.

5.1.1 Revesting of Luna Assets. Upon the Effective Date, (a) Reorganized Luna shall be vested with all right, title and interest in the Luna Assets for the purposes set forth in this Plan, and (b) pursuant to Section 1123(b)(3) of the Bankruptcy Code, Reorganized Luna shall retain and enforce all Retained Claims and Defenses belonging to Luna or its Estate.

5.1.2 Revesting of LTI Assets. Upon the Effective Date, (a) Reorganized LTI shall be vested with all right, title and interest in the LTI Assets for the purposes set forth in this Plan, and (b) pursuant to Section 1123(b)(3) of the Bankruptcy Code, Reorganized LTI shall retain and enforce all Retained Claims and Defenses belonging to LTI or its Estate.

5.1.3 Continued Corporate Existence. Luna and LTI shall each continue to maintain their respective separate corporate existence for all purposes under this Plan with all the powers of a corporation under applicable law in the jurisdiction in which each of them is incorporated.

5.1.4 No Substantive Consolidation. Notwithstanding anything to the contrary in this Plan, neither of the Reorganized Debtors shall assume any liability whatsoever for any Claims against the other. Nothing in this Plan is intended to substantively consolidate the Estates of Luna and LTI and each such entity shall maintain its separate corporate existence and assets.

5.2 Postconfirmation Operations of the Debtors.

5.2.1 Continued Business of Luna and LTI. On and after the Effective Date, each of the Reorganized Debtors shall continue to engage in business and may use, acquire and dispose of the Luna Assets and the LTI Assets, respectively, without supervision by the Bankruptcy Court and free of any restrictions under the Bankruptcy Code or the Bankruptcy Rules.

5.2.2 Amendment of Charters. Upon the Effective Date, the Debtors’ Charters shall each be deemed amended to prohibit the issuance by the Debtors of nonvoting securities to the extent required under Section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such charters as permitted by applicable law.

5.2.3 Payment of Reorganized Debtor Expenses. All Reorganized Debtor Expenses may be paid by the Reorganized Debtors in the ordinary course of business without further notice to Creditors or approval of the Bankruptcy Court.

5.2.4 Creditors’ Committee. On the date of the first distribution to the holders of Allowed Class 4 Claims, the Committee shall be dissolved and the members of the Committee shall be released and discharged from any further rights and duties in connection with the Chapter 11 Cases, except with respect to any applications for interim or final award of compensation and reimbursement of expenses to the members of the Committee and any Professional for services rendered prior to the Effective Date.

5.2.5 Management of Luna.

(a) Board of Directors. On and after the Effective Date, the management, control and operation of Reorganized Luna shall become the general responsibility of the board of directors of Reorganized Luna. Unless otherwise specified in the Plan Supplement, the initial board of directors of Reorganized Luna shall continue to be composed of the current Luna Directors. Each of the members of such initial board of directors shall serve in accordance with applicable nonbankruptcy law and Reorganized Luna’s Charter, as the same may be amended from time to time. From and after the Effective Date, the members of the board of directors of Reorganized Luna shall be selected and determined in accordance with the provisions of applicable law and Reorganized Luna’s Charter. Entry of the Confirmation Order shall ratify and approve all actions taken by the Luna Directors from the Petition Date through and until the Effective Date.

(b) Officers. The initial officers of Reorganized Luna shall continue to be composed of the current Luna Officers. Upon and following the Effective Date, the Luna Officers shall be deemed appointed to serve as officers of Reorganized Luna without further action under applicable law, regulation, order or rule including, without limitation, any action by the stockholders of Reorganized Luna or the Luna Directors. Each of the Luna Officers shall serve in accordance with applicable nonbankruptcy law, any employment agreement with Reorganized Luna, and Reorganized Luna’s Charter, as the same may be amended from time to time.

5.2.6 Management of LTI.

(a) Board of Directors. On and after the Effective Date, the management, control and operation of Reorganized LTI shall become the general responsibility of the board of directors of Reorganized LTI. Unless otherwise specified in the Plan Supplement, the initial board of directors of Reorganized LTI shall continue to be composed of the current LTI Director. The member of such initial board of directors shall serve in accordance with applicable nonbankruptcy law and Reorganized LTI’s Charter, as the same may be amended from time to time. From and after the Effective Date, the members of the board of directors of Reorganized LTI shall be selected and determined in accordance with the provisions of applicable law and Reorganized LTI’s Charter. Entry of the Confirmation Order shall ratify and approve all actions taken by the LTI Director from the Petition Date through and until the Effective Date.

(b) Officer. The initial officer of Reorganized LTI shall continue to be composed of the current LTI Officer. Upon and following the Effective Date, the LTI Officer shall be deemed appointed to serve as an officer of Reorganized LTI without further action under applicable law, regulation, order or rule including, without limitation, any action by the stockholders of Reorganized LTI or the LTI Director. The LTI Officer shall serve in accordance with applicable nonbankruptcy law, any employment agreement with Reorganized LTI, and Reorganized LTI’s Charter, as the same may be amended from time to time.

5.3 Determination of Hansen Claims.

5.3.1 Estimation, Allowance or Disallowance of Hansen Claims. The Debtors shall seek the Hansen Claims Determination for purposes of Confirmation of the Plan, and shall be entitled to seek any other relief under the Bankruptcy Code or the Bankruptcy Rules with respect to the Hansen Claims. In the event that the Bankruptcy Court estimates the Hansen Claims, or any other Litigation Claim, the estimated amount may, as determined by the Bankruptcy Court, constitute either (a) the Allowed amount of such Claim, (b) a maximum limitation on such Claim, or (c) in the event such Claim is estimated in connection with the estimation of other Claims within the same Class, a maximum limitation on the aggregate amount of Allowed Claims within such Class; provided, however, that if the estimate constitutes the maximum limitation on a Claim, or a Class of Claims, as applicable, the Debtors or the Reorganized Debtors, as the case may be, may elect to pursue supplemental proceedings to object to the allowance of any particular Claim. All of the aforementioned Claim objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

5.3.2 Effect of Hansen Claims Determination. Nothing in the Plan shall modify any right of a holder of a Claim under section 502(j) of the Bankruptcy Code. Notwithstanding that the Allowed amount of any particular Disputed Claim is reconsidered under the applicable provisions of the Bankruptcy Code and Bankruptcy Rules or is Allowed in an amount for which, after application of the payment priorities established by this Plan, or after giving effect to an order estimating such Claim, there is insufficient consideration to provide a recovery equal to that received by other holders of Allowed Claims in the respective Class or category, no Claim holder shall have recourse to the Debtors, the Reorganized Debtors, the Disbursing Agent, the Committee or any of their respective Agents, successors or assigns, or any of their respective assets or property. Accordingly, the Bankruptcy Court’s entry of an estimation order may limit the distribution to be made on individual Disputed Claims, regardless of the amount finally Allowed on account of such Disputed Claims.

5.4 Retained Claims and Defenses.

5.4.1 Retention. None of the Retained Claims or Defenses shall be precluded, barred or subject to estoppel because the Plan or the accompanying Disclosure Statement does not specifically identify a Retained Claim or Defense or the person against whom a Retained Claim or Defense may be asserted. Parties in interest, including Creditors, may not rely on the absence of a reference in the Disclosure Statement or the Plan as any indication that the Debtors will not pursue any available Retained Claims and Defenses against such parties. The Bankruptcy Court shall retain jurisdiction to determine any Retained Claims or Defenses. Following the Effective Date, the Reorganized Debtors may compromise or dispose of the Retained Claims and Defenses without further notice to Creditors or authorization of the Bankruptcy Court.

5.4.2 Investigation and Enforcement. Pursuant to Section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors shall have and may enforce all powers and authority of a debtor in possession or trustee under the Bankruptcy Code to the extent of and consistent with their authority under the Plan. The Reorganized Debtors may investigate Retained Claims and Defenses and may assert, settle or enforce any such claims or defenses in a manner consistent with the Plan. Any proceeds received from or on account of the Retained Claims and Defenses shall be either Luna Assets or LTI Assets, as the case may be.

5.4.3 Preference Actions Deemed Waived. Upon the Effective Date, all Preference Actions of the Debtors shall be deemed waived and released.

5.5 Distributions.

5.5.1 Reserves for Disputed Claims. On the Effective Date, and from time to time thereafter as and when Disputed Claims against Luna or LTI may be Allowed, amended, settled or withdrawn, the Reorganized Debtors will establish adequate and prudent reserves from the Plan Assets in an amount that is sufficient to make the payments required under the Plan to the holders of Disputed Claims against the Debtors, as and when such claims may be Allowed. The funds reserved on account of Disputed Claims will not be distributed but will be retained by the Disbursing Agent in accordance with this Plan pending resolution of such Disputed Claims. No holder of a Disputed Claim shall have any Claim against the Cash reserved with respect to such Claim until such Disputed Claim shall become an Allowed Claim.

5.5.2 Full and Final Satisfaction. Upon the Effective Date, the Disbursing Agent shall be authorized and directed to distribute the amounts required under the Plan to the holders of Administrative Claims and Allowed Claims according to the provisions of the Plan. Upon the Effective Date, all Debts of the Debtors shall be deemed fixed and adjusted pursuant to this Plan and the Debtors shall have no further liability on account of any Claims except as set forth in this Plan. All Distributions made by the Disbursing Agent under the Plan shall be in full and final satisfaction, settlement and release of all Claims.

5.5.3 Source of Funds for Distributions. The Plan Assets shall be used to make Distributions, according to the provisions of the Plan, to the holders of (i) Reorganized Debtor Expenses, (ii) Administrative Claims, (iii) Allowed Priority Tax Claims, (iv) Allowed Secured Claims, if any, (v) Allowed Priority Employee Claims, and (vi) Allowed Unsecured Claims and (viii) Allowed Litigation Claims.

5.5.4 Distribution Procedures. Except as otherwise agreed by the holder of a particular Claim, or as provided in this Plan, all amounts to be paid by the Disbursing Agent under the

Plan shall be distributed in such amounts and at such times as is reasonably prudent. The Reorganized Debtors shall file all objections to Disputed Claims on or before the 90th day following the Effective Date, unless the Bankruptcy Court, for cause shown, extends such deadline. On the Effective Date, or as soon as thereafter as practicable, the Disbursing Agent shall make a Distribution in full, plus applicable interest, to all holders of Class 1, 4 and 5 Claims that, as of such date, have been Allowed. Thereafter, on or prior to the 10th Business Day of each month following the first Distribution date, the Disbursing Agent shall make a Distribution in full, plus applicable interest, to the holders of Class 1, 4 and 5 Claims that have been Allowed as of the last day of the preceding month. The Disbursing Agent shall make the Cash payments to the holders of Allowed Claims and Administrative Claims: (X) in U.S. dollars by check, draft or warrant, drawn on a domestic bank selected by the Disbursing Agent in its sole discretion, or by wire transfer from a domestic bank, at the Disbursing Agent’s option, and (Y) by first-class mail (or by other equivalent or superior means as determined by the Disbursing Agent).

5.5.5 Disbursing Agent. The Disbursing Agent may employ or contract with other persons or entities to perform the payment, tax withholding and remittance obligations created under the Plan. The Disbursing Agent may delegate any of its rights and responsibilities under the Plan to other persons or entities as necessary or appropriate to carry out speedy and inexpensive Distributions to Creditors under the Plan. Such persons or entities shall receive reasonable compensation for services rendered and reimbursement for expenses incurred in connection with this Plan or any functions or responsibilities adopted under the Plan, which amounts may paid as Reorganized Debtor Expenses.

5.5.6 Disputed Claims. The Reorganized Debtors shall be authorized to settle, or withdraw any objections to, any Disputed Claims following the Confirmation Date without further notice to Creditors or authorization of the Bankruptcy Court, in which event such Claim shall be deemed to be an Allowed Claim in the amount compromised for purposes of this Plan. No Distributions shall be made by the Disbursing Agent on account of Disputed Claims unless and to the extent such Claims become Allowed Claims.

5.5.7 Unclaimed Distributions. Any entity which fails to claim any Cash within ninety (90) days from the date upon which a Distribution is first made to such entity shall forfeit all rights to any Distribution under the Plan and the Disbursing Agent shall be authorized to cancel any Distribution that is not timely claimed, provided that, prior to and as a condition to such forfeiture, the Disbursing Agent shall file with the Bankruptcy Court and serve (by first-class mail, using addresses or forwarding instructions that are reasonably available to the Disbursing Agent), a notice of forfeiture specifying the amount and payee of each Distribution that is subject to forfeiture if it is not claimed within thirty (30) days of the date of service of the notice. Pursuant to Section 347(b) of the Bankruptcy Code, upon forfeiture, such Cash (including interest thereon, if any) shall (a) in the case of Distributions to Creditors of Luna, revert to Reorganized Luna and be treated for all purposes as Luna Assets, free of any restrictions under the Plan, the Bankruptcy Code or the Bankruptcy Rules, or (b) in the case of Distributions to Creditors of LTI, revert to Reorganized LTI and be treated for all purposes as LTI Assets, free of any restrictions under the Plan, the Bankruptcy Code or the Bankruptcy Rules. Upon forfeiture, the claim of any Creditor with respect to such funds shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary, and such Creditors shall have no claim whatsoever against the Reorganized Debtors or any holder of an Allowed Claim to whom distributions are made by the Disbursing Agent.

5.5.8 Setoff. Nothing contained in this Plan shall constitute a waiver or release by the Debtors of any right of setoff or recoupment the Debtors may have against any Creditor. The Reorganized Debtors may, but are not required to, set off or recoup against any Claim or Interest and the payments or other distributions to be made under the Plan in respect of such Claim, claims of any nature whatsoever that arose before the Petition Date that the Debtors may have against the holder of such Claim or Interest.

5.5.9 Taxes. Pursuant to Section 346(f) of the Bankruptcy Code, the Disbursing Agent shall be entitled to deduct any federal, state or local withholding taxes from any Cash payments made with respect to Allowed Claims, as appropriate. The Reorganized Debtors shall be authorized to take all actions necessary to comply with applicable withholding and recording requirements. Notwithstanding any other provision of this Plan, each holder of an Allowed Claim that has received a distribution of Cash shall have sole and exclusive responsibility for the satisfaction or payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligation on account of such distribution. For tax purposes, distributions received in respect of Allowed Claims will be allocated first to the principal amount of such Claims, with any excess allocated to unpaid accrued interest.

5.5.10 De Minimis Distributions. If any interim distribution under the Plan to the holder of an Allowed Claim would be less than $100.00, the Disbursing Agent may withhold such distribution until a final distribution is made to such holder. If any final distribution under the Plan to the holder of an Allowed Claim would be less than $10.00, the Disbursing Agent may cancel such distribution, unless a request therefore is made in writing to the Reorganized Debtors. Any unclaimed distributions pursuant to this Section 5.5.10 shall be treated as unclaimed property under Section 5.5.7 of the Plan.

ARTICLE 6

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

6.1 Assumption. On the Effective Date, pursuant to Section 1123(b)(2) of the Bankruptcy Code, the Debtors, respectively, will assume all executory contracts and unexpired leases of Luna and LTI except for those contracts and leases that (i) have been expressly identified for rejection on Exhibit A to this Plan (together with any additions, deletions, modifications or other revisions to such Exhibit as may be made by the Proponents prior to the Confirmation Date), (ii) have otherwise been rejected by order of the Bankruptcy Court, or (iii) are the subject of a pending motion to eject as of the Confirmation Date.

6.2 Rejection. On the Effective Date, pursuant to Section 1123(b)(2) of the Bankruptcy Code, the Debtors, respectively, will reject the executory contracts and unexpired leases of Luna and LTI that have been expressly identified for rejection on Exhibit A to this Plan (together with any additions, deletions, modifications or other revisions to such Exhibit as may be made by the Proponents prior to the Confirmation Date). Each executory contract and unexpired lease listed in Exhibit A shall include any modifications, amendments and supplements to such agreement, whether or not listed in Exhibit A. Any Person asserting any Claim for damages arising from the rejection of an executory contract or unexpired lease of Luna or LTI under this Plan shall file such Claim on or before the Rejection Claim Bar Date, or be forever barred from (i) asserting such Claim against the Reorganized Debtors, Luna, LTI or any property of Luna or LTI, and (ii) sharing in any distribution under the Plan.

6.3 Assumption Obligations. The Reorganized Debtors shall satisfy all Assumption Obligations, if any, by making a Cash payment in the manner provided in Section 2.2 of the Plan.

6.4 Effect of Confirmation Order. The Confirmation Order shall constitute an order of the Bankruptcy Court approving, as of the Effective Date, the assumption or rejection by Luna and LTI, as the case may be, pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code of all executory contracts and unexpired leases identified under this Article of the Plan. The contracts and leases identified in this Plan will be assumed or rejected, respectively, only to the extent that such contracts or leases constitute pre-petition executory contracts or unexpired leases of the Debtors, and the identification of such agreements under this Plan does not constitute an admission with respect to the characterization of such agreements or the existence of any unperformed obligations, defaults, or damages thereunder. This Plan does not affect any executory contracts or unexpired leases that (a) have been previously assumed, rejected or terminated prior to the Confirmation Date, (b) are the subject of a pending motion to assume, reject or terminate as of the Confirmation Date, or (c) are not identified for assumption or rejection in this Plan.

6.5 Post-Petition Agreements. Unless inconsistent with the provisions of the Plan, all contracts, leases and other agreements entered into or restated by the Debtors on or after the Petition Date, or previously assumed by the Debtors prior to the Confirmation Date (or the subject of a pending motion to assume by the Debtors as of the Confirmation Date), which have not expired or been terminated in accordance with their terms, shall be performed by the Reorganized Debtors in the ordinary course of business and shall survive and remain in full force and effect following the Effective Date.

6.6 Insurance of Debtors. Any insurance policy acquired for the benefit of the Debtors (or any officers and directors of any of the Debtors) before or after the Petition Date shall remain in full force and effect after the Effective Date according to its terms.

6.7 Employee Benefit Programs. All Employee Benefit Programs shall be treated as “executory contracts” and shall be assumed by the Reorganized Debtors pursuant to Sections 365 and 1123(b)(2) of the Bankruptcy Code by operation of the Plan. The Debtors do not provide “retiree benefits” as that term is defined in Section 1114(a) of the Bankruptcy Code. Therefore, on and after the Effective Date the Debtors will not pay retiree benefits.

6.8 Luna Incentive Plans. The Luna Incentive Plans shall remain in full force and effect after the Effective Date according to their respective terms.

6.9 Survival of Indemnification Obligations. Any and all obligations of Luna or LTI to indemnify, reimburse or limit the liability of its past and present directors, officers, agents, employees and representatives pursuant to their respective Charters, applicable law or specific agreements, or any combination of the foregoing, against any actions, suits and proceedings based upon any act or omission related to service with or for the Debtors shall not be discharged or impaired by Confirmation.

ARTICLE 7

CONDITIONS PRECEDENT

7.1 Conditions to Confirmation. The following are conditions precedent to confirmation of this Plan:

(a) The Hansen Claims Determination shall provide for the allowance of the Hansen Claims in an aggregate amount not greater than $1,258,177;

(b) The Bankruptcy Court shall have entered an order approving a Disclosure Statement with respect to this Plan in form and substance satisfactory to the Proponents; and

(c) The Confirmation Order shall have been entered and shall be in a form and substance reasonably acceptable to the Proponents.

7.2 Conditions to Effectiveness. The following are conditions precedent to the occurrence of the Effective Date:

(a) The Confirmation Date shall have occurred; and

(b) The Confirmation Order shall be a Final Order, except that the Proponents collectively reserve the right, in their sole discretion, to cause the Effective Date to occur notwithstanding the pendency of an appeal of the Confirmation Order.

7.3 Waiver of Conditions. Conditions to Confirmation and the Effective Date may be waived in whole or in part by the Proponents at any time without notice, an order of the Bankruptcy Court, or any further action other than proceeding to Confirmation and consummation of the Plan.

ARTICLE 8

EFFECTS OF CONFIRMATION

8.1 Binding Effect. The rights afforded under the Plan and the treatment of all Claims and Interests under the Plan shall be the sole and exclusive remedy on account of such Claims and Interests against the Debtors, the Reorganized Debtors, the Luna Assets and the LTI Assets, including any interest accrued on such Claims from and after the Petition Date or interest which would have accrued but for the commencement of the Chapter 11 Cases. Confirmation of the Plan shall bind and govern the acts of the Reorganized Debtors and all holders of all Claims and Interests against the Debtors, whether or not: (i) a proof of Claim or proof of Interest is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code; (ii) a Claim or Interest is allowed pursuant to Section 502 of the Bankruptcy Code, or (iii) the holder of a Claim or Interest has accepted the Plan.

8.2 Property Revests Free and Clear. Upon the Effective Date, title to all Luna Assets and LTI Assets shall vest in the Reorganized Debtors, respectively, for the purposes contemplated under the Plan and shall no longer constitute property of the Estates created for Luna and LTI in the Chapter 11 Cases pursuant to Section 541 of the Bankruptcy Code. Except as otherwise provided in the Plan, upon Confirmation all Luna Assets and LTI Assets shall be free and clear of all Claims and Interests, including Liens, charges or other encumbrances of Creditors of the Debtors. Following the Effective Date, the Reorganized Debtors may use, transfer and dispose of any such property free of any restrictions imposed by the Bankruptcy Code or the Bankruptcy Rules and without further approval of the Bankruptcy Court or notice to Creditors, except as may otherwise be required under the Plan or the Confirmation Order.

8.3 Discharge. Except as provided in the Plan or the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan are in exchange for and in complete satisfaction, discharge, and release of, all Claims against the Debtors. Confirmation of the Plan shall discharge the Debtors from all Claims or other debts that arose at any time before the Confirmation Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (i) a proof of claim based on such debt is filed or deemed filed under Section 501 of the Bankruptcy Code; (ii) a Claim based on such debt is Allowed under Section 502 of the Bankruptcy Code; or (iii) the holder of a Claim has accepted the Plan. As of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or any other right that is terminated under the Bankruptcy Code or the Plan are permanently enjoined from commencing or continuing any action, the employment of process, or other action, to collect, recover or offset any such Claim as a personal liability of Luna, LTI or the Reorganized Debtors to the full extent permitted by Bankruptcy Code § 524. Notwithstanding anything in Section 1141(d)(1)(B) of the Bankruptcy Code, all Interests shall be retained as set forth in this Plan.

8.4 Limitation of Liability. The Debtors, the Reorganized Debtors, the Committee and each of their respective Agents shall have all of the benefits and protections afforded under 11 U.S.C. § 1125(e) and applicable law.

8.5 Exoneration. The Debtors, the Reorganized Debtors, the Committee and each of their respective Agents shall not be liable, other than for gross negligence or willful misconduct, to any holder of a Claim or Interest or any other entity with respect to any action, omission, forbearance from action, decision, or exercise of discretion taken at any time after the Petition Date and prior to the Effective Date in connection with: (a) the management or operation of the Debtors or the discharge of their duties under the Bankruptcy Code, (b) the implementation of any of the transactions provided for, or contemplated in, this Plan, (c) any action or inaction taken in connection with either the enforcement of the Debtors’ rights against any entities or the defense of Claims asserted against the Debtors with regard to the Chapter 11 Cases, (d) any action taken in the negotiation, formulation, development, proposal, disclosure, Confirmation or implementation of the Plan, or (e) the administration of this Plan or the assets and property to be distributed pursuant to this Plan. The Debtors, the Reorganized Debtors, the Committee and each of their respective Agents may reasonably rely upon the opinions of their respective counsel, accountants, and other experts and professionals and such reliance, if reasonable, shall conclusively establish good faith and the absence of gross negligence or willful misconduct; provided however, that a determination that such reliance is unreasonable shall not, by itself, constitute a determination or finding of bad faith, gross negligence or willful misconduct. Any action, suit or proceeding by any holder of a Claim or Interest or any other entity contesting any action, omission, forbearance from action, decision or exercise of discretion in connection with the matters in subsections (a) through (e) above, by the Debtors, the Reorganized Debtors, the Committee and each of their respective Agents, or any of them, whether commenced before or after the Effective Date, shall be commenced only in the Bankruptcy Court.

8.6 Releases. As part of the Plan, the releases set forth below shall be granted pursuant to this Plan and the Confirmation Order:

8.6.1 Debtors’ Release of Agents. On the Effective Date, the Debtors (for and on behalf of their respective Estates), and the Reorganized Debtors shall be deemed to waive and release any and all debts, claims, rights, damages and causes of action which any of them has or may have against any of their Agents as of the Confirmation Date; provided, however, that the foregoing shall not operate as a waiver of or release from any debts, claims, rights, damages and causes of action arising out of (i) any express contractual obligation owing by any such Agents, or (ii) the willful misconduct or gross negligence of any such Agents in connection with, related to, or arising out of the Chapter 11 Cases, the pursuit of Confirmation of the Plan, the Consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan.

8.6.2 Mutual, General Release. On the Effective Date, the Debtors (for and on behalf of their respective Estates), the Reorganized Debtors, the Committee and each of their respective affiliates and Agents, shall be deemed to waive and release each other and each of their respective affiliates and Agents (“Released Parties”), from any and all debts, claims, rights, damages and causes of action, whether known or unknown, which each of them now has or may have against each other by reason of any transaction, occurrence, act or omission giving rise to any Claim or Interest that is treated in the Plan or any transaction, occurrence, act or omission related to the Chapter 11 Cases, except for the rights and Claims established by the Plan. It is the intention of the Released Parties that this release shall be effective as a full and final release of all claims and obligations against each other arising out of the matters described, except for the rights and Claims established by the Plan. In furtherance of this intention, the Released Parties waive the benefit of the provisions of California Civil Code § 1542 (or, if inapplicable, any other similar applicable statute), which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

8.6.3 Creditor’s Release. Each Person participating in a distribution under the Plan or pursuant to the Plan, for itself and its respective successors, assigns, transferees and current and former affiliates and Agents, who affirmatively votes to accept the Plan, shall, by virtue of Sections 1126(c) and 1141(a) of the Bankruptcy Code, be deemed to have released any and all Claims and causes of action against (A) the Debtors, the Reorganized Debtors and each of their respective Agents, and (B) the Committee and its Agents.

ARTICLE 9

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Cases after the Effective Date to the extent legally permissible, including, without limitation, jurisdiction to:

(a) Allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims;

(b) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized under the Bankruptcy Code or the Plan;

(c) Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which any Debtor is a party and to hear, determine and, if necessary, liquidate, any Claims arising from, or cure amounts related to, such assumption or rejection;

(d) Ensure that Distributions to holders of Allowed Claims are accomplished in accordance with the Plan;

(e) Decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters and grant or deny any applications or motions involving any Debtor that may be pending on the Effective Date;

(f) Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

(g) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any Person’s obligations incurred in connection with the Plan;

(h) Modify the Plan before or after the Effective Date under Section 1127 of the Bankruptcy Code or modify the Disclosure Statement or any contract, instrument, release, or other agreement or document created in connection with the Plan or the Disclosure Statement; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with the Plan and the Disclosure Statement, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

(i) Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of the Plan, except as otherwise provided in the Plan;

(j) Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(k) Determine any other matters that may arise in connection with or related to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided in the Plan;

(l) Hear and determine Retained Claims and Defenses commenced by the Debtors or the Reorganized Debtors; and

(m) Enter an order closing the Chapter 11 Cases which provides for retention of jurisdiction for the Bankruptcy Court for purposes of this Article 9.

ARTICLE 10

AMENDMENT AND WITHDRAWAL OF PLAN

10.1 Amendment of the Plan. At any time before the Confirmation Date, the Proponents may alter, amend, or modify the Plan under Section 1127(a) of the Bankruptcy Code, provided that, such alteration, amendment, or modification does not materially and adversely affect the treatment and rights of the holders of Claims under this Plan. After the Confirmation Date and before substantial consummation of the Plan as defined in Section 1101(2) of the Bankruptcy Code, the Proponents may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, or as otherwise may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially and adversely affect the treatment of holders of Claims under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or applicable order of the Bankruptcy Court.

10.2 Revocation or Withdrawal of the Plan. The Proponents reserve the right to revoke or withdraw this Plan in the event that the Proponents determine in good faith that any condition to Confirmation of this Plan is unlikely to be satisfied as required herein. If the Plan is withdrawn or revoked, then the Plan shall be deemed null and void, and nothing contained in the Plan shall be deemed a waiver of any Claims by or against the Debtors or any other Person in any further proceedings involving the Debtors or an admission of any sort, and this Plan and any transaction contemplated by this Plan shall not be admitted into evidence in any proceeding.

ARTICLE 11

MISCELLANEOUS

11.1 Effectuating Documents; Further Transactions; Timing. The Debtors and the Reorganized Debtors shall be authorized and directed to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents, and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. All transactions required to occur on the Effective Date under the terms of the Plan shall be deemed to have occurred simultaneously.

11.2 Exemption From Transfer Taxes. In accordance with Section 1146(c) of the Bankruptcy Code, the making, delivery, or recording of a deed or other instrument of transfer under this Plan shall not be subject to any stamp tax or similar tax and the appropriate state or local government officials or agents shall be directed to forego the collection of any such tax and to accept for filing or recordation any of the foregoing instruments or other documents without the payment of any such tax.

11.3 Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, the rights, duties and obligations of the Debtors, the Reorganized Debtors and any other Person arising under the Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the Commonwealth of Virginia, without giving effect to Virginia’s choice of law provisions.

11.4 Modification of Payment Terms. The Reorganized Debtor may modify the treatment of any Allowed Claim or Interest in any manner adverse only to the holder of such Claim or Interest at any time after the Effective Date upon the prior written consent of the holder whose Allowed Claim or Interest treatment is being adversely affected.

11.5 Authority of Luna or Reorganized Luna Under Plan. Whenever any provision of this Plan provides for the consent, approval, waiver, election or other determination of the Debtors or the Reorganized Debtors, any such act may be taken by Luna or Reorganized Luna with like effect as if taken by both of the Debtors or the Reorganized Debtors.

11.6 Provisions Enforceable. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregone, is valid and enforceable in accordance with its terms.

11.7 Quarterly Fees to the United States Trustee. All fees payable under 28 U.S.C. § 1930(a)(6) shall be paid by the Debtors in the amounts and at the times such fees may become due up to and including the Effective Date. Thereafter, the Reorganized Debtors shall pay all fees payable under 28 U.S.C. § 1930(a)(6) until the Chapter 11 Cases are closed, dismissed or converted. Upon the Effective Date, the Reorganized Debtors shall be relieved from the duty to make the reports and summaries required under Bankruptcy Rule 2015(a). Notwithstanding the foregoing, until the Chapter 11 Cases are closed, dismissed or converted, the Reorganized Debtors shall prepare and submit to the Office of the United States Trustee, on or before the last day of the month after each calendar quarter, the post-confirmation report for a revested debtor in the form suggested by the Office of the United States Trustee for Region 4. The report shall be made, and the fees shall be payable, on a consolidated basis by the Reorganized Debtor. The first report shall be due following the first full calendar quarter following the Effective Date.

11.8 Method of Payment. Payments of Cash required to be made under the Plan shall be made by check drawn on a domestic bank or by wire transfer from a domestic bank at the election of the Person making such payment. Whenever any payment or distribution to be made under the Plan is due on a day other than a Business Day, such payment or distribution may instead be made, without interest, on the immediately following Business Day.

11.9 Notice of Confirmation. As soon as practicable following the Effective Date of the Plan, the Reorganized Debtors shall file and serve notice of the entry of the Confirmation Order in the manner required under Bankruptcy Rule 2002(f). The notice shall further identify the Effective Date and shall set forth the Administrative Claim Bar Date, Professional Fees Bar Date, the Rejection Claim Bar Date and any other deadlines that may be established under the Plan or the Confirmation Order.

11.10 Severability of Plan Provisions. If, prior to the Confirmation Date, any provision of the Plan is judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable and consistent with the original purpose of the term or provision held to be invalid.

11.11 Successors and Assigns. The Plan is binding upon and will inure to the benefit of the Debtors, the Committee, the holders of Claims and Interests, the Responsible Individual and each of their respective successors, agents and assigns, including, without limitation, the Reorganized Debtor, any bankruptcy trustees and estate representatives and any parent, subsidiary and affiliated entity of each party.

11.12 Notices. Except as otherwise provided in the Plan, any notice or other communication required or permitted under the Plan will be in writing and deemed to have been validly served, given, delivered, and received upon the earlier of: (x) the first business day after transmission by facsimile or hand delivery or deposit with an overnight express service or overnight mail delivery service; or (y) the third calendar day after deposit in the United States mail, with proper first class postage prepaid. If such notice is made to the Reorganized Debtor or LTI, it shall be addressed as follows:

Luna Innovations Incorporated

1 Riverside Circle

Roanoke, VA 24016

Telephone: 540-769-8400

Facsimile: 540-581-0951

kemperf@lunainnovations.com

Attn: Talfourd H. Kemper, Jr., Esq.

with copies to:

Pachulski Stang Ziehl & Jones LLP

919 North Market Street, 17th Floor

P.O. Box 8705

Wilmington, DE 19899-8705 (Courier 19801)

Telephone: 302-652-4100

Facsimile: 302-652-4400

ljones@pszjlaw.com

Attn: Laura Davis Jones, Esq.

If such notice is made to the Committee, it shall be addressed as follows:

[Insert]

11.12.1 Notice to Claim and Interest Holders. Notices to Persons holding a Claim or Interest will be sent to the addresses set forth in such Person’s proof of Claim or Interest or, if none was filed, at the address set forth in the Schedules.

11.12.2 Post Confirmation Notices. Following the Effective Date, notices will only be served on the Reorganized Debtors, the Office of the United States Trustee and those Persons who file with the Court and serve upon the Reorganized Debtors a request, which includes such Person’s name, contact person, address, telephone number and facsimile number, that such Person receive notice of post-Confirmation matters. Persons who had previously filed with the Court requests for special notice of the proceedings and other filings in the Chapter 11 Cases will not receive notice of post-Confirmation matters unless such Persons file a new request in accordance with this Section 11.11.2.

11.12.3 Notice Procedures. In the event (i) the Reorganized Debtors propose to take an action respecting a matter that is not expressly provided for by the Plan, or (ii) the Plan requires compliance with the Notice Procedures, the Person proposing such action shall transmit a written notice to the Reorganized Debtors and those parties requesting notice of post-Confirmation matters (unless the Plan requires notice to additional persons) setting forth the proposed action. The recipients of such notice shall have 10 days from the date of such notice to transmit a written objection thereto or to request copies of all pertinent documentation. If documentation relating to the proposed action is requested, the requesting party shall have 8 days from the date of delivery of the documentation to transmit to the Person giving the notice a written objection to the proposed action. If an objection is timely made, and the dispute is not promptly resolved by the parties, such matter shall be presented to the Bankruptcy Court for resolution. Absent timely objection, the proposed action will be binding without the necessity for approval by the Bankruptcy Court. Notwithstanding the foregoing, the Person proposing the action may seek Bankruptcy Court approval of any matter.

11.13 Incorporation by Reference. All schedules and supplements to the Plan are incorporated and are made a part of the Plan as if set forth in full in the Plan.

11.14 Computation of Time. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply. Any reference to “day” or “days” shall mean calendar days, unless otherwise specified herein.

11.15 Conflict of Terms. In the event of a conflict between the terms of this Plan and the Disclosure Statement, the terms of this Plan will control.

Dated:	Roanoke, Virginia July 16, 2009	Respectfully submitted,

Luna Innovations Incorporated

		By:	Kent A. Murphy
Kent A. Murphy, Ph.D. President and Chief Executive Officer

Luna Technologies, Inc.

		By:	Kent A. Murphy
Kent A. Murphy, Ph.D. Chief Executive Officer

EXHIBIT A

EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE REJECTED

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